UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 26, 2012

BLUE EARTH, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV  89052

(Address of Principal Executive Offices)      (Zip Code)

(702) 263-1808

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement

Blue Earth Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “PSA”) dated as of July 26, 2012, with White Horse Energy, LLC.  The PSA provides for the Company to acquire 100% of the issued and outstanding limited liability company interests in Waianae PV-02, LLC, a Hawaii limited liability company (the “SPE”).  The SPE is the owner of certain rights to construct an approximately 497 kilowatt photovoltaic solar energy system in Waianae, Hawaii.  Construction is expected to begin in the third quarter of 2012 and is expected to be completed no later than the first quarter of 2013.  The project is valued at approximately $2 million and consists of a solar PV system mounted on the ground.  The SPE has a fully executed 20 year power purchase agreement (“PPA”) with Hawaiian Electric Company (“HECO”).  The SPE will engineer, construct, own, operate and maintain the solar PV plant.  The power generated by the plant will be sold to HECO in the form of kilowatt-hrs (electricity).

Hawaii has the largest Renewable Portfolio Standard in the US, requiring 40% of the state’s energy be supplied by renewable energy by 2030.  HECO’s Feed-In-Tariff (“FIT”) program is designed to encourage the addition of more renewable energy projects in Hawaii.  Pre-established FIT rates and standardized FIT contract terms facilitate the process of selling renewable energy to HECO.

The Company, has paid and/or deposited into escrow an aggregate of $144,350; will pay $124,250 upon commencement of operations (the “COD Date”) and up to another $35,000 upon the COD Date if costs and expenditures related to the Project equal less than $1,850,000 per 500 kW(dc) capacity of the Project on the COD Date.  The Closing is conditioned upon, among other things, the Company’s receipt of all material contracts and all governmental approvals and third party consents and releases.

There was no relationship between the Company or its affiliates and any of the other parties, other than with respect to the SPA.

Item 2.01 Termination of a Material Definitive Agreement

Effective July 30, 2012, the Company entered into a Settlement Agreement and Release of Claims (the “Settlement Agreement”) with SwitchGenie, LLC (d/b/a Logica Lighting Controls, LLC, hereinafter referred to as “Logica”), Blue Earth Energy Management Inc., James Loughrey and Kaye Loughrey.  The parties terminated their Exclusive License and Manufacturing Agreement dated May 16, 2011 (the “Exclusive License”) and Consulting Agreements dated May 16, 2011 with each of James Loughrey and Kaye Loughrey (the “Consulting Agreements”).  On July 30, 2012, Logica, James Loughrey and the Company entered into a Non-Exclusive License and Supply Agreement (the “Non-Exclusive License”).  There was no material relationship between the Company or its affiliates and any of the other parties, other than with respect to the material definitive agreement.

The Settlement Agreement provided for Logica to return to the Company 75,000 shares of Blue Earth Common Stock, retain 75,000 shares of Blue Earth Common Stock, subject to a lock-up/leak-out agreement, and cancel all warrants to purchase 160,000 shares of Blue Earth Common Stock.  The Parties released each other from all obligations under the terminated Exclusive License and Consulting Agreements which were terminated.

Under the Non-Exclusive License, the Company was granted the right to purchase Logica products at 18% over cost. In addition, the Company was granted a Non-exclusive license from Logica to use all patents, technology and intellectual property owned by Logica and/or Jim Loughrey.  The Company has no manufacturing rights for Logica products.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits

10.1

Purchase and Sale Agreement dated as of July 26, 2012, by and between White Horse Energy, LLC, as Seller and Blue Earth, Inc. as Buyer.

10.2

Settlement Agreement and Release of Claims effective on July 30, 2012, by and between SwitchGenie, LLC (d/b/a Logica Lighting Controls, LLC, Blue Earth, Inc., Blue Earth Energy Management, Inc., James F. Loughrey and Kaye Loughrey.

10.3

Non-Exclusive License and Supply Agreement made July 30, 2012 by and among Logica Lighting Controls, LLC (formerly SwitchGenie LLC), James F. Loughrey, and Blue Earth, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2012	BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: CEO

4